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                                                                     EXHIBIT 7.3


                                IRREVOCABLE PROXY

         This IRREVOCABLE PROXY (the "Irrevocable Proxy") is granted as of ________, 1999 by ____________, a _________ resident, to James L. Anderson or his assignee, a Texas resident, pursuant to an Agreement and Plan of Merger dated as of June 1, 999 (the "Agreement"), among Cafe Odyssey, Inc., a Minnesota corporation (the "Company"), popmail.com, inc., a Delaware corporation, and Cafe Odyssey Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

         WHEREAS, the granting of this Irrevocable Proxy by ____________ is a condition to the consummation of the merger transaction contemplated by the Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

         1. APPOINTMENT OF PROXY. Pursuant to and in accordance with the Agreement, irrevocably appoints James L. Anderson or his assignee, with full power of substitution, his proxy to vote at any meeting or meetings of shareholders of the Company and any adjournments thereof, any written action or consent in lieu of such meetings, and with all powers would possess if personally present for approval of the actions.

         2. IRREVOCABILITY. This Irrevocable Proxy is coupled with an interest and shall be irrevocable in accordance with the provisions of Section 302A.449 Subd. 3 of the Minnesota Business Corporation Act and applies while is the record or beneficial holder of the Shares.

         3. TERMINATION. This Irrevocable Proxy will terminate five (5) years from the date hereof.

         4. STOCK LEGEND. The parties agree to have a legend placed on the reverse side of the certificate(s) representing such Shares providing notice of this proxy.

         5. LAW TO GOVERN. This Irrevocable Proxy shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

         IN WITNESS WHEREOF, the undersigned have duly executed this Irrevocable Proxy as of the date first written above.



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